Greektown Superholdings, Inc. 10-Q
Exhibit 10.1

SIXTH AMENDMENT TO CREDIT AGREEMENT

THE SIXTH AMENDMENT TO CREDIT AGREEMENT (“Amendment”) is made as of November 6, 2013, by and between Greektown Superholdings, Inc., a Delaware corporation (“Borrower”), and Comerica Bank (“Bank”).

RECITALS:

A.           Greektown Superholdings, Inc. (“GSI”) and Bank entered into a Credit Agreement dated as of June 30, 2010, as amended by five prior agreements (“Agreement”).

B.           Borrower and Bank desire to further amend the Agreement as hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

1.	The following definitions in Section 1 of the Agreement are amended to read as follows:

“‘EBITDA’ shall mean Net Income for the applicable period plus, without duplication and only to the extent deducted in determining Net Income, (i) depreciation and amortization expense for such period, (ii) Interest Expense, whether paid or accrued, for such period, (iii) all Income Taxes for such period, (iv) reasonable legal, accounting, consulting, advisory and other out-of-pocket expenses incurred in connection with ongoing bankruptcy court proceedings related to the bankruptcy of Greektown Holdings, L.L.C., (v) for any fiscal quarter ending on or before June 30, 2012, the non-recurring expenses listed on Schedule 3, (vi) goodwill impairment charges, (vii) refinancing costs related to Borrower’s financing arrangements which were scheduled to close in late 2012 or early 2013 in an aggregate amount not to exceed $2,500,000, (viii) professional fees incurred in connection with the Athens Acquisition in an aggregate amount not to exceed $5,500,000, (ix) non-cash compensation expenses arising from the issuance of Borrower’s stock, options to purchase stock and stock appreciation rights to the officers, directors, employees or consultants of Borrower and Borrower’s restricted subsidiaries, (x) non-cash purchase accounting adjustments at any time, and (xi) all other non-cash charges (excluding any non-cash items to extent that such items represent an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period).

‘Revolving Credit Maturity Date’ shall mean January 1, 2015.”

2.	The following definitions are added to Section 1:

“Parking Sale” shall mean the sale by the Loan Parties on or before January 1, 2015 of the real property described in Exhibit A attached to this Amendment and the improvements located thereon.”

3.	Section 7.14 of the Agreement is amended to read as follows:

“7.14           Maintain a Fixed Charge Coverage Ratio as of the end of each year (commencing December 31, 2014), for the Measuring Period then ending of not less than 1.05 to 1.0.”

4.	Section 7.17 of the Agreement is amended to read as follows:

“7.17           EBITDA. Maintain as of the end of each Test Date, EBITDA for the Measuring Period then ending, of not less than the following amounts as of Test Dates specified below:

Test Date	Amount
December 31, 2013 through March 31, 2014	$47,500,000
June 30, 2014	$51,000,000
September 30, 2014	$53,500,000
December 31, 2014 and thereafter	$55,000,000	”

5.              Section 8.2(f) of the Agreement is amended to read as follows:

“(f)           (i) Asset Sales (exclusive of asset sales permitted by other subsections of this Section 8.2) in which the sales price is at least equal to the fair market value of the assets sold and the consideration received is cash or cash equivalents or Debt of any Loan Party being assumed by the purchaser, provided that the aggregate amount of such Asset Sales does not exceed $2,000,000 in any fiscal year and no Default or Event of Default has occurred and is continuing at the time of each such sale (both before and after giving effect to such Asset Sale) and (ii) the Parking Sale so long as (x) the sales price is at least equal to the fair market value of the assets sold and the consideration received is cash or cash equivalents and (y) no Default or Event of Default has occurred and is continuing at the time of each such sale (both before and after giving effect to such Parking Sale);”

6.              Section 8.7 of the Agreement is amended to add the following subsection (k) and to change the period at the end of subsection (j) to read “;and”:

“(k)          the Parking Sale to an Affiliate of the Borrower so long as the Borrower delivers to Bank the opinion of fairness required under the provisions of Section 4.12(a)(2)(B) of the Indenture.”

7.              Schedule 1 to the Agreement is deleted and attached Schedule 1 is substituted in its place.

8.              The Borrower has advised the Bank that it intends to merger with and into Greektown Holdings, L.L.C. (“GH”), with GH being the surviving entity (the “Merger”). As a result of the Merger, GH will assume all of Borrower’s obligations and liabilities under the Agreement and the other Loan Documents. The Merger is prohibited by the provisions of the Agreement. The Loan Parties have requested that the Bank consent to the Merger. The Bank consents to the Merger (“Consent”); provided that the Consent is conditioned upon (a) the Merger occurring on or before March 31, 2014 (or such later date as agreed to by Bank in writing), (b) the execution and delivery to Bank of the documents listed on the attached Schedule of Merger Related Documents (all of which shall be in form and substance acceptable to Bank), and (c) at the time of the Merger and after giving effect thereto, no Default or Event of Default (as defined in the Agreement) shall have occurred and be continuing.

9.              Bank acknowledges that Bank will release its liens on the assets subject to the Parking Sale upon any sale of such assets which complies with the provisions of Section 8.2(f) of the Agreement.

10.            Borrower hereby represents and warrants that, after giving effect to the amendments and consent contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within Borrower’s corporate powers, have been duly authorized, are not in contravention of law or the terms of Borrower’s Article of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Borrower set forth in Sections 6.1 through 6.6 and 6.8 through 6.18 of the Agreement are true and correct in all material respects on and as of the date hereof with the same force and effect as made on and as of the date hereof, except where such representations and warranties shall refer to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date; (c) the continuing representations and warranties of Borrower set forth in Section 6.7 of the Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to the Bank by Borrower in accordance with Section 7.1 of the Agreement; and (d) after giving effect to this Amendment, no Event of Default (as defined in the Agreement) or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default under the Agreement, as hereby amended, has occurred and is continuing as of the date hereof.

11.           Except as expressly provided herein, all of the terms and conditions of the Agreement remain unchanged and in full force and effect.

12.           This Amendment shall be effective upon (i) execution of this Agreement by Borrower and the Bank, (ii) execution and delivery by Borrower and the Guarantors of the documents listed on the Closing Agenda dated as of the date of this Amendment, (iii) payment by Borrower of all reasonable legal fees and expenses incurred by Bank in connection with its credit arrangements with Borrower, (iv) payment by Borrower to Bank of a non-refundable amendment fee of $90,000 and (v) receipt by Bank of evidence satisfactory to Bank that this Amendment has been approved by the Michigan Gaming Control Board. If the conditions to effectiveness of this Agreement have not been satisfied on or before December 10, 2013 (or such later date as is agreed to by Bank in writing), then this Amendment shall be null and void and of no effect whatsoever.

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IN WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK		GREEKTOWN SUPERHOLDINGS,INC.

By:	/s/ Robert Tull	By:	/s/ Glen Tomaszewski

Its:	Vice President	Its:	Senior Vice President, Chief Financial Officer and Treasurer